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                                  Exhibit  4.5                          Form "A"

         SENIOR EXECUTIVE OFFICER NON-QUALIFIED STOCK OPTION AGREEMENT
                    PURSUANT TO THE MEDUSA CORPORATION 1991
                            LONG-TERM INCENTIVE PLAN


         THIS AGREEMENT, made and entered into as of this 8th day of May, 1995, by and between Medusa Corporation, an Ohio corporation having its principal executive offices at Monticello & Lee Boulevards, Cleveland Heights, Ohio 44118 (the "Company"), and [Fill-in: Participant] (the "Participant"),

                             W I T N E S S E T H :

         WHEREAS, the Participant is employed by the Company or by a Subsidiary thereof, and pursuant to Article VI of the Medusa Corporation 1991 Long-Term Incentive Plan (the "Plan"), the Company desires to award the Participant certain Non-Qualified Stock Options pursuant to the Plan (the "Award").

         NOW THEREFORE, in consideration of the premises and other good and valuable consideration each to the other in hand paid, the receipt and adequacy whereof is hereby mutually acknowledged, the Company and the Participant hereby mutually covenant and agree as follows:

1.       GRANT OF NON-QUALIFIED STOCK OPTIONS
                 The Company hereby grants to the Participant, and the Participant hereby accepts, [ Fill-in: Stock Options] Options to purchase Common Shares of Medusa Corporation (the "Company Common Shares") under the Plan. The purchase price for each Company Common Share shall be $24.375, which is the Fair Market Value of a Company Common Share on May 8, 1995, the Date of Grant. (The "Fair Market Value", as defined in the Plan, is the average of the high and low quoted sales prices of a Company Common Share, as reported on the composite tape for the New York Stock Exchange.)

2.       TIMING OF EXERCISE
                 Each Option granted hereunder shall be exercised in whole or in part (in lots of ten shares or any multiple thereof) from time-to-time beginning from the Date of Grant, subject to the following time limitations:

         a.)     VESTING
                           Except in the event of a Change in Control, Options
                 may not be exercised in excess of (i) 50% of the total number of Company Common Shares awarded to the Participant during the second year after the Date of Grant; (ii) 75% during the third year; and (iii) 100% thereafter. In the event of a "Change of Control", (as defined in the Plan) all Options shall become immediately and fully exercisable.


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         b.)     RIGHTS UPON TERMINATION, PRIOR TO VESTING
                           Options shall immediately expire if unvested as of
                 the date of Termination of Employment, except where the Participant is a Senior Executive.

         c.)     RIGHTS UPON TERMINATION, AFTER VESTING

                 (i)       DEATH, DISABILITY, OR RETIREMENT
                                   In the event that the Participant terminates
                           his or her employment with the Company by reasons of death, disability, or retirement, then the Participant (or the Participant's Beneficiary, in the case of death) shall have five (5) years from the date of such event to exercise Options, or until the expiration of the Options, whichever occurs earlier. (Reference should be made to the Plan document for the additional information with respect to the meaning of the terms "Termination of Employment", disability, "Normal Retirement Date" and "Other Retirement Date".)

                 (ii)      SENIOR EXECUTIVES
                                   For purpose of this Agreement, the term
                           "Senior Executive" shall mean the Chairman or the President of the Company. By Board action on May 8, 1995, Normal Retirement Date for a Senior Executive may be any age (it is not limited to retirement at age at 65 or thereafter).

                 (iii)     TERMINATION FOR REASONS OTHER THAN THE ABOVE
                                   Options shall expire if unexercised three
                           months after the date of Termination of Employment for reasons other than those described in Subsection
                           (i), above.

         d.)     EXPIRATION
                        Options shall expire if not exercised within ten years
                 from the Date of Grant.

3.       EXERCISE PROCEDURE
                 Each option shall be exercised by giving written notice to the Secretary of the Company on the Date of Exercise. The Purchase Price of shares purchased upon exercise of an Option granted hereunder shall be paid by the Participant in full in cash, Company Common Shares, any combination of cash and Company Common Shares, or in accordance with a cash-less exercise program, under which, if so instructed by the Participant, Company Common Shares may be issued directly to the Participant's broker or dealer upon receipt of the Purchase Price in cash from the broker or dealer ("Cash-Less Exercise"). In the event that any Company Common Shares shall be transferred to the Company to satisfy all or any part of the Purchase Price, the part of the Purchase Price deemed to have been satisfied by such transfer of Company Common Shares shall be equal to the product derived by multiplying the fair market value (as defined in the Plan) as of the date of exercise times the number of Company Common Shares transferred to the Company. The Participant may not transfer to the Company in satisfaction of the Purchase Price any fraction of a Company Common Share. As used





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         above in this paragraph, the term "Company Common Shares" is defined as those shares which have been held by the Participant for six months or longer.

4.       ASSIGNABILITY
                 Other than for the purpose of a Cash-Less Exercise, as provided above, the Participant's rights and interest under this Agreement may not be assigned or transferred other than by will or the laws of descent and distribution, and during the lifetime of a Participant, only the Participant personally (or the Participant's Beneficiary) may exercise rights under this Agreement. The Participant's Beneficiary may exercise the Participant's rights to the extent they are exercisable under the Plan following the death of the Participant.

5.       DILUTION AND OTHER ADJUSTMENTS

         a.)     RECAPITALIZATION
                           The number of shares awarded hereunder, the Purchase
                 Price or the Exercise Price for such shares, shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon this Award. The Organization and Compensation Committee of the Board of Directors (hereinafter called the "Committee") shall have the power and sole discretion to determine the amount of the adjustment to be made in each case.

         b.)     MERGER
                           After any Merger in which the Company is the
                 surviving corporation, the Participant shall, at no additional cost, be entitled upon any exercise of an Option to receive
                 (subject to any required action by shareholders), in lieu of the number of Company Common Shares receivable or exercisable pursuant to this Award, the number of shares or other securities to which the Participant would have been entitled pursuant to the terms of the Merger if, at the time of the Merger, the Participant had been the holder of record of a number of shares equal to the number of shares receivable or exercisable pursuant to this Award. Comparable rights shall accrue to the Participant in the event of successive Mergers of the character described above.

6.       TAXES

         a.)               With respect to a Participant who is subject to the
                 provisions of Section 16(b) of the Exchange Act on the date on which the withholding requirements apply, the Company shall withhold from the Award the appropriate number of Company Common Shares, rounded up to the next whole share, whose Fair Market Value is equal to such amount, or, in the case of a cash payment, the amount of cash, as is determined by the Company to be sufficient to satisfy applicable tax withholding requirements.





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         b.)               With respect to a Participant who is not subject to
                 the provisions of Section 16(b) of the Exchange Act on the date on which the withholding requirements apply, the Participant shall have the right to elect to meet his or her withholding requirement through the method described in Subsection (a) above or by direct payment to the Company of the amount of any taxes required to be withheld with respect to the Award.

7.       MISCELLANEOUS PROVISIONS

         a.)     RIGHTS AS A SHAREHOLDER
                           The Participant or a transferee of any Options under
                 this Agreement shall have no rights as a shareholder with respect to Company Common Shares covered by an Option until the Participant or transferee shall have become the holder of record of any such shares, and no adjustment shall be made for dividends in cash or other property or distributions or other rights with respect to any such Company Common Shares for which the record date is prior to the date on which the Participant or a transferee of the Option shall have become the holder of record of any such shares covered by the Option;
                 provided, however, that Participants are entitled to share adjustments to reflect capital changes under Section 5.

         b.)     PLAN PROVISIONS CONTROL AWARD TERMS
                           The terms of the Plan shall govern this Award.  In
                 the event any provision of this Award conflicts with any term in the Plan as constituted on the Date of Grant of this Award, the term in the Plan as constituted on the Date of Grant of this Award shall control. Except as provided in Subsection
                 (c) below, the terms of this Award may not be changed after the Date of Grant of this Award so as to materially decrease the value of this Award without the express written approval of the Participant or transferee.

         c.)     MODIFICATION OF AWARD AFTER GRANT

                           This Award may not be modified (unless such
                 modification does not materially decrease the value of this Award) after the Date of Grant except by express written agreement between the Company and the Participant, provided that any such modification (a) shall not be inconsistent with the terms of the Plan, and (b) shall be approved by the Committee. No modification may be made to this Award while the Participant is subject to Section 16(b) of the Exchange Act except in compliance with Rule 16b-3.

         d.)     SURRENDER OF AWARDS
                           This Award may be surrendered to the Company for
                 cancellation on such terms as the Committee and the Participant approve.

         e.)     NO RIGHT TO EMPLOYMENT
                           By this Award, neither the Participant or any other
                 person shall have any claim of right to be granted any additional Awards under the Plan. Neither the





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                 Plan, this Award, nor any other action taken under the Plan shall be construed as giving the Participant any right to be retained in the employ of the Company or any of its Subsidiaries.

         f.)     AWARDS NOT INCLUDABLE FOR BENEFIT PURPOSES
                           Any payments received by the Participant pursuant to
                 the provisions of this Award shall not be included in the determination of benefits under any pension, group insurance or other benefit plan applicable to the Participant which are maintained by the Company or any of its Subsidiaries, except as may be provided under the terms of such plans.

         g.)     NO STRICT CONSTRUCTION
                           No rule of strict construction shall be implied
                 against the Company, the Committee, or any other person in the interpretation of this Award.

         h.)     COMPLIANCE WITH RULE 16B-3
                           It is intended that this Award shall be administered
                 in compliance with Rule 16b-3. If any provision of this Award would be in violation of Rule 16b-3 if applied as written, such provision shall not have effect as written and shall be given effect so as to comply with rule 16b3. The Board of Directors of the Company is authorized to make any such modifications to this Agreement as are required to comply with Rule 16b-3, as such rule may be amended from time to time.

         i.)     CAPTIONS
                           The captions (i.e., all Section headings) used in
                 this Agreement are for convenience only, do not constitute a part of the Agreement, and shall not be deemed to limit, characterize or affect in any way any provisions of the Agreement, and all provisions of this Agreement shall be construed as if no captions have been used in the Agreement.

         j.)     SEVERABILITY
                           Whenever possible, this Award shall be interpreted
                 in such manner as to be effective and valid under applicable law, but if any provision of this Award shall be held to be prohibited by or invalid under applicable law, then (i) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (ii) all other provisions of this Award shall remain in full force and effect.

         k.)     AMENDMENT
                           No amendment of the Plan may, without the consent of
                 the Participant, adversely affect the right of the Participant under this Award.

         l.)     PLAN TERMINATION
                           In the event that the Participant is vested in this
                 Award at the time of the termination of the Plan, then the Participant may exercise his or her rights under





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                 this Award at any time prior to the expiration date of this
                 Award to the same extent this Award would have been exercisable had the Plan not terminated.

         m.)     NOTICES
                           Except as otherwise expressly set forth in this
                 Agreement, any notice required to be given to the Participant shall be sent to the address of the Participant as the same appears on the records of the Company, or at such other address as the Participant may hereafter designate in writing and all notices required to be given to the Company shall be addressed to the Secretary of the Company at the address set forth above. Any such notice shall be deemed to be duly given if and when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered and deposited, postage and registry fee prepaid, in a post office or branch post office regularly maintained by the United States, via messenger or facsimile transmissions.


                                         MEDUSA CORPORATION



                                       By:____________________________
                                          George E. Uding, Jr., President



                                         PARTICIPANT



                                       By:____________________________
                                          [Fill-in: Participant]

                                       Signed this ____ day of May, 1995





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